                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K
                                CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported):  December 21, 2001


                            ViroPharma Incorporated
                            -----------------------
                (Exact name of issuer as specified in charter)



    DELAWARE                        0-021699                      23-2789550
(State or Other                  (Commission                  (I.R.S. Employer
   Jurisdiction                      file                      Identification
of Incorporation or                 number)                        Number)
   Organization)


                            405 EAGLEVIEW BOULEVARD
                          EXTON, PENNSYLVANIA  19341
                   (Address of principal executive offices)


                                (610) 458-7300
             (Registrant's telephone number, including area code)

Item 5 - Other Events.

ViroPharma Incorporated ("ViroPharma") is filing a set of "Frequently Asked Questions" and the answers to these questions. The "Frequently Asked Questions" reflect information that experience has demonstrated to be often requested by analysts and investors.

                            ViroPharma Incorporated

                          Frequently Asked Questions

              See "Important Information Regarding the Answers to
                   these Frequently Asked Questions" below.

                        (Revised through December 2001)


Pleconaril and Picornavirus Diseases
------------------------------------

     What are picornaviruses and what diseases do they cause?

     Picornaviruses are a large, very prevalent group of RNA viruses that are responsible for a significant portion of all human viral disease. These viruses, particularly the rhinovirus and enterovirus members of the picornavirus family, cause a diverse range of illnesses. They are the predominant cause of viral respiratory infection (VRI, often referred to as the common cold), myocarditis, encephalitis, bronchitis, otitis media, neonatal enteroviral disease and viral meningitis. Infections by these viruses can also lead to acute disease exacerbations in individuals with asthma and chronic obstructive pulmonary disease (COPD). Immunocompromised patients, including transplant patients and patients receiving chemotherapy, are extremely susceptible to severe and life-threatening diseases caused by picornavirus infections.

     Currently, there are no antiviral medicines available to treat picornavirus infections.


     Did you select a brand name for pleconaril?

     Yes. We have selected Picovir(TM) as the brand name for pleconaril. We expect to submit this name to the U.S. Food and Drug Administration (FDA) for its final approval with our new drug application (NDA) for Picovir(TM).

     How do you pronounce Picovir(TM)?

     Picovir(TM) is pronounced PIKE-o-veer.

     What is Picovir(TM)?

     Picovir(TM) is a proprietary, orally administered small molecule inhibitor of picornaviruses that was discovered by scientists who founded or are currently with ViroPharma. Picovir(TM) has been demonstrated to inhibit picornavirus replication in vitro by a novel, virus-specific mode of action. Picovir(TM) works by inhibiting the function of the viral protein coat, also known as the viral capsid, which is essential for virus infectivity and transmission. Laboratory studies have shown that Picovir(TM) integrates within the picornavirus capsid at a specific site that is common to a majority of picornaviruses, including rhinoviruses and enteroviruses, and disrupts several stages of the virus infection cycle. Based on these laboratory studies, our clinical trials completed to date, and Picovir's(TM) broad spectrum anti-picornavirus activity, we believe that Picovir(TM) may be useful in treating a number of picornavirus diseases. There are currently no antiviral medicines available to treat these diseases.


     What were the results of your two pivotal studies of Picovir(TM) in adults for the treatment of VRI?

     On March 15, 2001, we announced preliminary analyses of the results from two pivotal studies with Picovir(TM) (pleconaril) for the treatment of viral respiratory infection (VRI, often referred to as the common cold) in adults. Preliminary analyses of results from these pivotal studies conducted at 200 clinical sites throughout the United States and Canada demonstrated that patients with a VRI caused by a picornavirus who were treated with pleconaril experienced a statistically significant decrease in disease duration and in cold symptom severity. Additionally, these patients experienced a statistically significant treatment benefit within 24 hours of first dose. In these studies, pleconaril-treated patients also experienced consistent reductions in other endpoint measures, and a significant decrease in viral shedding early in the treatment period. Pleconaril was well tolerated, with a side effect profile similar to placebo.

     In the phase 3 studies, adult patients were randomized to receive 400 mg of pleconaril or placebo three times daily for five days. In the combined enrollment of 2,096 patients, 65% of patients had a VRI caused by a picornavirus, the leading cause of the common cold. The primary endpoint in these studies was time to complete resolution of rhinorrhea and reduction in all other evaluated disease symptoms to absent or mild for 48 hours. The primary analysis population in these studies was patients with a VRI caused by a picornavirus, as determined by research assays based on PCR (polymerase chain reaction) technology.

     In the primary analysis population in both studies, picornavirus-infected patients treated with pleconaril experienced a statistically significant reduction in the primary endpoint when compared to placebo (6.2 days versus
     7.7 days, p=0.001; and 6.6 days versus 7.2 days, p=0.037, respectively).

In all randomized patients in both studies, pleconaril treated patients experienced a reduction in the primary endpoint when compared to placebo. In one study, the reduction was statistically significant (6.2 days versus 7.1 days, p=0.015; and 6.4 days versus 6.9 days, p=0.201, respectively).

In a combined analysis of both studies, picornavirus-infected and all randomized patients treated with pleconaril experienced statistically significant reductions in the primary endpoint when compared to placebo (for picornavirus-infected patients: 6.3 days versus 7.3 days, p = *0.001; for all randomized patients: 6.3 days versus 7.0 days, p = 0.009).

Pleconaril-treated patients in the primary analysis population experienced clinically meaningful and statistically significant reductions in several secondary endpoints, including a reduction in viral shedding early in the treatment period, a decrease in symptom severity and a reduction in the time to a patient's assessment of having "no cold."

Are you performing any additional studies with Picovir(TM)?

Yes. We are studying Picovir(TM) in order to explore its utility in pediatric patients suffering from VRI and to determine its potential for prophylactic use.


Have you submitted an NDA for Picovir(TM)?

Yes. We submitted an NDA (new drug application) to the FDA requesting permission to market Picovir(TM) for the treatment of VRI in adults on July 31, 2001. In September 2001, the FDA notified us that our NDA was accepted for review.

When do you think you will hear from the FDA about its decision on your NDA?

The standard review time for a new drug application is 12 months. We have been working collaboratively with the FDA and we will expedite the process to the extent possible.

When do you plan on launching Picovir(TM)?

If we receive approval, we plan to be able to launch the product candidate as soon as we can after receiving approval. Based upon a 12 month review period, we could expect to launch in the 3/rd/ quarter of 2002.

* less than

    What will be the primary indication for Picovir(TM)?

    Picovir(TM) currently is not approved for use in any indication. A number of clinical trials with Picovir(TM) have been completed and still others are ongoing and planned to evaluate the safety and effectiveness of Picovir(TM) in various clinical situations. To date, Picovir(TM) has been administered to over 4,000 individuals and has been found to have a safety and tolerability profile similar to that of placebo. We submitted an NDA to the FDA requesting permission to market Picovir(TM) for the treatment of viral respiratory infection in adults. However, the details of the final indication as described in Picovir's(TM) labeling will depend on FDA's review of the NDA, and on our discussions with FDA.


    How will you commercialize Picovir(TM)?

    In September 2001, we announced that we have formed a collaboration to co-develop and co-promote Picovir(TM) in the United States with Aventis Pharmaceuticals, the U.S. pharmaceutical company of Aventis Pharma AG. As part of the agreement, if Picovir(TM) is approved by the FDA, Aventis will distribute and record revenues from sales of Picovir(TM), and both companies will share net profits: 55 percent to Aventis and 45 percent to ViroPharma. We will co-promote certain Aventis Pharmaceuticals prescription products to primary care physicians in the United States. We will share with Aventis the cost of preparing for the commercial launch of Picovir(TM) and the continued marketing and commercialization effort (excluding internal non-sales force personnel): 55 percent by Aventis and 45 percent by ViroPharma. We are responsible for the initial costs of building our sales force and the costs of the related infrastructure. Additionally, Aventis will fund 50% of our research and development efforts for the use of Picovir(TM) in the treatment of adult and pediatric viral respiratory infection.

    In December 2001, we announced that our sales force will join Aventis to promote products from the Allegra(R) family and Nasacort(R) AQ to primary care physicians throughout the United States beginning January 2002. We will receive detailing fees from Aventis for calls promoting these two products from Aventis' respiratory franchise. If Picovir(TM) is approved, then our sales force will co-promote Picovir, as well as one of Aventis' products. We will continue to receive detailing fees for promoting the Aventis product. This co-promotion right will continue for a minimum of two years and may be extended.

    By promoting two of Aventis' top products, we expect that our sales force will leverage the respiratory expertise and experience of the Aventis sales force, and we will begin to establish ourselves in the primary care marketplace, an important customer base for the launch of Picovir(TM). Also, we should substantially defray our sales promotion costs while promoting Aventis' products. Since the agreement was executed, we have been hiring the initial segment of our sales force and building the infrastructure required to support that organization. As a result, we expect to incur significant sales and marketing expenses in the fourth quarter of 2001, including one-time start-up costs and other initial nonreimbursed investments.

    Have you determined the price of a course of treatment for Picovir(TM)?

    No. The price for Picovir(TM) will depend on our completion of pricing analyses. Also, we currently are in the process of identifying a strategic partner to help us market Picovir(TM). Our partner would, of course, participate in these analyses. We will not set the price for Picovir(TM) until shortly before launch. We will not speculate on the price before that time.


    What are your projected sales for Picovir(TM)?

    Sales are related to the price for Picovir(TM) among many other factors. We will not be in a position to comment on sales projections for some time. If and when we decide to comment on this topic, we will do so in a manner that ensures that this information is broadly accessible and disseminated.


    What are some of the key points in your revised agreement with Sanofi-Synthelabo for Picovir(TM)?

    Sanofi-Synthelabo will receive a royalty on our sales of Picovir(TM). Sanofi-Synthelabo agreed to reduce the royalty rates applicable to our sales of Picovir(TM) in the United States and Canada after our selection of a copromotion partner from a rate in the mid-teens to an effective rate in the high-single digits. The royalty rate applicable to Sanofi-Synthelabo's sales of Picovir(TM) in the rest of the world also will be reduced to the low-single digits. We expanded our intellectual property rights around Picovir(TM) by obtaining the exclusive rights to a series of additional patents covering compounds that are either structurally related to Picovir(TM) or that have antiviral activity. In connection with this expansion of patent rights, we issued Sanofi-Synthelabo 750,000 shares of our common stock. The issuance of these shares resulted in an accounting charge of approximately $16,500,000 to our results of operations for the first quarter of 2001. We also have no further obligations to pay milestones to Sanofi-Synthelabo under the revised agreement, or to pay for clinical development in Europe.


     Why did Sanofi-Synthelabo agree to reduce the royalty rates in your agreement with them for Picovir(TM)?

     Because Sanofi-Synthelabo will receive a royalty on our sales of Picovir(TM), we believe that Sanofi-Synthelabo realizes that our ability to increase the commercial potential of the product will benefit them. Engaging a co-promotion partner with a strong U.S. primary care sales force is important for us in order to accomplish this objective. Sanofi agreed to the rate reduction to assist us in attracting a top-tier primary care partner. In other words, we believe that higher sales with a lower royalty rate is likely to be more beneficial to Sanofi-Synthelabo than lower sales with a higher royalty rate.

Hepatitis C Program
-------------------


    What is hepatitis C?

    Hepatitis C virus (HCV) is recognized as a major cause of chronic hepatitis worldwide. The World Health Organization (WHO) estimates that 170 million people are infected throughout the world. According to the Centers for Disease Control and Prevention (CDC), there are nearly 4 million people infected with HCV in the United States. Approximately 85 percent of persons infected with HCV develop chronic hepatitis, of which 20 percent progress to liver cirrhosis. Chronic HCV infection can also lead to the development of hepatocellular carcinoma and liver failure. There are no vaccines or specific antiviral treatments available for hepatitis C, and current treatments are effective in only 10% to 40% of patients.


    Do you have product candidates to treat hepatitis C?

    Yes. ViroPharma, with its HCV partner American Home Products Corporation, is committed to finding and developing antiviral treatments for hepatitis C. Toward this end, the ViroPharma-AHP team is pursuing a broad research and development program that is evaluating several different compounds and approaches to treating this disease.

    What is the status of your hepatitis C program?

    The first compound from the alliance, VP 50406, progressed through phase 2a clinical testing. Preliminary analyses of results from these studies suggest that drug plasma concentrations were below anticipated levels and the compound did not demonstrate the desired level of antiviral activity. Thus, efforts on this compound will be halted in favor of a promising series of structurally distinct follow-on compounds.


    When do you expect to advance into clinical trials with an HCV product candidate?

    Currently, we expect to advance a new product candidate into human clinical trials in the second half of 2002.


RSV (Respiratory Syncytial Virus) Program
-----------------------------------------


    What is RSV and RSV disease?

    RSV, or respiratory syncytial virus, is a major viral respiratory tract pathogen that often causes pneumonia and bronchiolitis. Yearly RSV disease epidemics in the U.S. typically begin in November and continue through April. The virus is highly contagious and infects individuals of all ages, generally causing respiratory symptoms that include runny nose, cough and wheezing. More than 90% of children throughout the world are infected during the first two years of life. However, previous RSV infection does not protect against subsequent infection. Consequently, symptomatic RSV re-infections are very frequent events throughout life. Infants and young children that are premature or have various heart or lung diseases are at great risk of serious RSV morbidity and mortality.

    RSV can also cause serious disease in adults and the elderly. Epidemiological data indicate that the impact of RSV in older adults may be similar to that of influenza. Hospitalization costs due to RSV in infants and the elderly are estimated up to $1 billion annually in the U.S. Other individuals at risk of serious and life-threatening complications arising from RSV infections include bone marrow transplant patients and patients with chronic obstructive pulmonary disease (including bronchitis and emphysema) and asthma. More than 42 million Americans fall into these groups.

    There currently are no vaccines available for the prevention of RSV disease. Immunoglobulin products are available for prophylactic use in certain high risk infants with RSV infections. Supportive care is the principle therapy for the disease, although more severe cases may require oxygen therapy or mechanical ventilation. Ribavirin, administered by aerosol to minimize the drug's adverse effects, is occasionally used for treatment of cases of RSV pneumonia and bronchiolitis.


    Do you have a product candidate to treat RSV disease?


    Yes. Scientists at ViroPharma have discovered a novel antiviral product candidate for the potential treatment of RSV disease that has proven to be extremely potent and very selective in laboratory studies. The product candidate, designated VP14637, is a member of a novel small molecule compound series that has been shown in laboratory studies to inhibit RSV replication by affecting functions of the viral F (fusion) protein, a highly conserved RSV protein that is essential for virus reproduction.


    We are developing VP14637 as part of our broader RSV antiviral program. Currently we are developing this compound for administration by inhalation using drug delivery device technology that we licensed from Battelle Pulmonary Therapeutics. We believe that this technology is well suited for VP14637 and can efficiently administer the drug directly to the primary site of virus infection, the lungs.


    Is your RSV product candidate in human clinical trials?

    Yes. We currently are conducting a Phase I clinical program with VP14637. These studies are designed to evaluate the safety and pharmacokinetics of the compound in healthy human volunteers. In October 2001, we filed an Investigational New Drug application, or IND, with the FDA for this product candidate. We previously had planned to initiate an initial Phase II study during the second half of 2001 prior to initiating an additional Phase II study in our target population during the second half of 2002. After discussions with the FDA, we have decided to eliminate this initial Phase II study by conducting an additional Phase I study, and then moving directly into a Phase II study in our target population during the second half of 2002. This change should not impact the overall timing of our RSV development plan.

Corporate Information
---------------------


     When do you expect to provide financial guidance for 2002?

     We expect our quarterly operating expenses in 2002 to be higher than the expenses that we have generally experienced in past quarters and that our aggregate expenses during 2002 will increase significantly over historical levels. We expect to incur a significant loss in 2002. The level of our expenses in and loss for 2002, however, depends on a variety of factors, including if and when the FDA approves our NDA for Picovir(TM). We expect to be able provide more specific financial guidance for the first quarter of 2002 early in 2002. Our current plans are to provide additional guidance during 2002 in accordance with the timeframes in which we believe that certain regulatory activities concerning Picovir (TM) will occur. For example, we believe that Picovir(TM) will be presented to an advisory committee panel of the FDA during the first quarter or early second quarter of 2002. We also expect that FDA will make a decision on our Picovir(TM) NDA sometime during the second half of 2002. The timing and content of further financial guidance in 2002 will depend on the timing and outcome of these events.


     When will you announce operating results?

     ViroPharma's practice is to announce results for the first three calendar quarters during the last week of the month following the close of the applicable quarter, and to announce fourth quarter and year-end operating results by the end of February.


              Important Information Regarding the Answers to these
                          "Frequently Asked Questions"
                          ----------------------------

The answers to these "Frequently Asked Questions" contain forward-looking statements that involve a number of risks and uncertainties, including those relating to:

  . our estimated timeframes for the initiation of clinical trials for Picovir(TM) and our other product candidates;
  .  our expected patient populations for our clinical trials;
  . our estimated timeframes for the initiation of clinical studies for our HCV and RSV product candidates;

  .  our estimated timeframes for the release of clinical data;
  . our estimated timeframes for the Picovir(TM) advisory committee meeting and the review of our NDA for Picovir(TM) by the FDA;
  .  our expected initial approved indication for Picovir(TM);
  .  our estimated timeframes for the launch of Picovir(TM);
  . the market opportunity for Picovir(TM) and the effect of a marketing partner on such market opportunity;
  . our selection of the name Picovir(TM) as our proposed brand name for pleconaril; and
  . our expected increase in expenses for the fourth quarter of 2001 and during 2002, and our expected increase in operating losses in 2002.

There can be no assurance that:

  . we can initiate clinical trials for Picovir(TM) or for our other product candidates during the timeframe that we expect;
  . the patient populations for our clinical trials will be the populations that we expect;
  . clinical data for any of our clinical trials will be released during the timeframe that we expect;
  . the FDA advisory committee meeting will occur, or the FDA will review the NDA for Picovir(TM), during the timeframe that we expect;
  . FDA or other regulatory authority approval for Picovir(TM) or any other product candidate that we have under development will be granted on a timely basis or at all;
  . even if approved, Picovir(TM) will be indicated initially for the treatment of adults suffering from viral respiratory infection;
  . even if Picovir(TM) is approved, that Picovir(TM) (or any of our other product candidates) will be launched during the timeframe that we expect, will achieve market acceptance, or that a commercialization partner will be able to maximize the potential for Picovir(TM);
  . FDA will approve of our use of the name Picovir(TM) as the brand name for pleconaril; or
  . Our actual operating results for the fourth quarter of 2001 and in 2002 will reflect our estimates of those results.

Investigational pharmaceutical products, such as all of our product candidates, require significant time and effort for research and development, laboratory testing and clinical testing prior to regulatory approval and commercialization. As a result, all of the activities described in the answers to the "Frequently Asked Questions" are subject to risks and uncertainties. These factors, and other factors that could cause future results to differ materially from the expectations expressed answers to the "Frequently Asked Questions", include, but are not limited to, those described in our most recent registration statement on Form S-3 filed with the Securities and Exchange Commission. The forward-looking statements contained in the answers to the "Frequently Asked Questions" may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. From time-to-time, statements made by ViroPharma may modify or replace prior statements found in the "Frequently Asked Questions" or other releases and investors should refer to the most recently dated material available. Presenting information in the "Frequently Asked Questions" or updating this information from to time should not be deemed an acknowledgement that such information is material or otherwise required to be disclosed.

                                  Signatures

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                  ViroPharma Incorporated


Date: December 21, 2001                 By: /s/ Michel de Rosen
                                            -------------------
                                        Michel de Rosen
                                        President and Chief Executive Officer